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                                 EXHIBIT 99.4


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                               Landmark Community Bank
                                Canajoharie, New York


    Questions and Answers Regarding the Subscription and Community Offering


                              MUTUAL TO STOCK CONVERSION

Landmark's Board of Directors has voted to convert Landmark Community Bank from its present mutual form to a stock institution, subject to approval of the conversion by Landmark Community Bank's members and regulatory authorities. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

1.  Q.   What is a "Conversion"?

    A. Conversion is a change in the legal form of organization. Landmark Community Bank currently operates as a federally-chartered mutual savings bank with no shareholders. Through the conversion, Landmark Community Bank will form a holding company, Landmark Financial Corp. ("Landmark Financial Corp."), which will ultimately own all of the outstanding stock of the Bank. Landmark Financial Corp. will issue common stock in the conversion, as described below, and will be a publicly-owned company.

2.  Q.   Why is Landmark Community Bank converting?

    A. As a federally-chartered mutual savings bank, Landmark Community Bank does not have stockholders and has no authority to issue stock. By converting to the stock form of organization, Landmark Community Bank will be structured in the form used by all commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of Landmark Community Bank by providing a larger capital base on which it may operate, enhance future access to capital markets and, if desired, enhance Landmark Community Bank's ability to diversify into other financial service-related activities. Currently, Landmark Community Bank has no specific plans, agreements, arrangements or understandings regarding such diversification.


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3.  Q.   Will the conversion have any effect on savings accounts, certificates of deposit or loans with Landmark Community  Bank?

    A. No. The conversion will not change the amount, interest rate or withdrawal rights of any savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected. However, upon consummation of the conversion, Landmark Community Bank's deposit account holders and borrowers will no longer have voting rights unless they purchase common stock in Landmark Financial Corp.

4.  Q.   Will the conversion cause any changes in personnel or management?

    A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.  Q.   Did the Board of Directors of Landmark Community Bank approve the conversion?

    A. Yes. The Board of Directors adopted the Plan of Conversion on April 1, 1997.

                   THE SUBSCRIPTION AND COMMUNITY OFFERING

6.  Q.   Who is entitled to subscribe Landmark Financial Corp. common stock?

    A. Rights to subscribe for common stock in a subscription offering (the "Subscription Offering") will be given in order of priority to (i) depositors of Landmark Community Bank as of December 31, 1995 with a $50.00 minimum deposit at that date (the "Eligible Account Holders");
         (ii) Landmark Community Bank's employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of Landmark Community Bank, who are not Eligible Account Holders, with $50.00 or more on deposit as of June 30, 1997 (the "Supplemental Eligible Account Holders"); and (iv) certain depositors and borrowers of Landmark Community Bank as of the Voting Record Date ("Other Members"), subject to the purchase limitations set forth in the Plan of Conversion.

         Shares that are not subscribed for during the Subscription Offering, if any, may be offered to the general public through a community offering (the "Community Offering") with preference given to natural persons residing in the county in which Landmark Community Bank maintains its office (the "Local Community").


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7.  Q.   How do I subscribe for shares of stock?

    A. Eligible customers wishing to exercise their subscription rights must return the enclosed Stock Order Form to Landmark Community Bank. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Landmark Community Bank at or prior to the close of the Subscription Offering at Noon, local time, on _________, 1997, unless extended.

8.  Q.   How can I pay for my subscription stock order?

    A. First, you may pay for your stock in cash, checks or money orders in an amount equal to the purchase price ($10.00 per share) multiplied by the number of shares for which subscription is made. Subscription funds will earn interest at Landmark Community Bank's passbook rate per annum from the day we receive them until the completion or termination of the conversion.

         Second, you may authorize us to withdraw funds from your Landmark Community Bank accounts. If you elect to make payment through authorization of withdrawal from accounts with Landmark Community Bank, you will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which you subscribed. In such cases interest will continue to be credited on deposits authorized for withdrawal until the completion of the stock conversion. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of your accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts, and the remaining balance will earn interest at the Bank's current passbook rate per annum.

         If you want to use Individual Retirement Account deposits held at Landmark Community Bank to purchase stock, call our Stock Information
         Center at   (   ) ______for assistance.  There will be no early
         withdrawal or IRS penalties incurred by these transactions, but additional paperwork is necessary.

9.  Q.   When must I place my order for shares of stock?

    A. To exercise subscription rights in the Subscription Offering, a Stock Order Form must be received by Landmark Community Bank with full payment for all shares subscribed for not later than Noon, local time, on _________, 1997.



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         Non-customers desiring to order shares through the Community Offering, if any, must order shares before the close of the Community Offering, if any, which will be no sooner than Noon, local time, _________ ___, 1997, unless extended.

10. Q.   How many shares of stock are being offered?

    A. Landmark Financial Corp. is offering up to 132,000 shares of common stock at a price of $10.00 per share. The number of shares may be decreased to 98,000 or increased to 152,000 in response to the independent appraiser's final determination of the consolidated pro forma market value of Landmark Financial Corp. and Landmark Community Bank, as converted.

11. Q. What is the minimum and maximum number of shares that I can purchase during the offering period?

    A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $250. The maximum number of shares may not exceed a total aggregate purchase price of $50,000 for any individual or individuals through a single account. Associates or groups acting in concert as defined in Landmark Community Bank's Plan of Conversion may not exceed the lesser of 5% of the total number of shares to be issued or $50,000.

12. Q. How was it determined that between 98,000 shares and 152,000 shares of stock would be issued at $10.00 per share?

    A. The share range was determined through an appraisal of Landmark Financial Corp. and Landmark Community Bank, as converted, by FinPro, Inc., an independent appraisal firm specializing in the thrift industry.

13. Q.   Must I pay a commission on the stock for which I subscribe?

    A. No. You will not pay a commission on stock purchased in the Subscription Offering or the Community Offering, if any.

14. Q.   Will I receive interest on funds I submit for stock purchases?

    A. Yes. Landmark Community Bank will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the subscription and community offerings until completion of the conversion.



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15. Q.   If I have misplaced my Stock Order Form, what should I do?

    A. Landmark Community Bank will mail you another order form or you may obtain one from Landmark Community Bank's main office. If you need assistance in obtaining or completing a Stock Order Form, please call or visit the Stock Information Center.

16. Q.   Will there be any dividends paid on the stock?

    A. The Company does not intend to initially pay dividends on the common stock. In addition, no assurance can be given that any dividends (regular or special) will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

17. Q. How much stock do the directors and officers of Landmark Community Bank intend to purchase through the Subscription Offering?

    A. Directors and executive officers intend to purchase approximately $_______at the sale of ________shares in the offering of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18. Q.   Are the subscription rights transferable to another party?

    A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling subscription rights will be subject to forfeiture of such rights and other penalties.

19. Q. I closed my account several months ago. Someone told me that I am still eligible to buy stock. Is that true?

    A. If you were an account holder on the Eligibility Record Date, December 31, 1995, or the Supplemental Eligibility Record Date, June 30, 1997, you are entitled to purchase stock regardless of whether or not you continue to hold your Landmark Community Bank account.

20. Q. May I obtain a loan from Landmark Community Bank using stock as collateral to pay for my shares?

    A. No. Federal regulations do not allow Landmark Community Bank to make loans for this purpose, but other financial institutions may make a loan for this purpose.



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21. Q.   Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

    A. No. The shares will not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22. Q.   Will there be a market for the stock following the conversion?

    A. Landmark Financial Corp. has never issued stock before, and due to the relatively small size of the Subscription and Community Offerings, it is unlikely that an active and liquid market will develop or be maintained. Landmark Financial Corp. has requested that Trident Securities, Inc. ("Trident") undertake to match offers and buy and sell the common stock and to list the common stock over the counter through the National Daily Quotation System and Trident has agreed to do so. However, purchasers of common stock should have a long term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the common stock.

23. Q. Can I purchase stock using funds in a Landmark Community Bank IRA account?

    A. Yes. Contact the Stock Information Center for the additional information. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by September __, 1997, to accommodate your order.

                  ABOUT VOTING "FOR" THE PLAN OF CONVERSION

24. Q. Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?

    A. At the Special Meeting of Members to be held on September __, 1997, you are eligible to vote if you are one of the "Voting Members," who are holders of Landmark Community Bank's deposits or other authorized accounts or loans as of ____________, 1997 (the "Voting Record Date") for the Special Meeting. However, members of record as of the close of business on the Voting Record Date who cease to be depositors or borrowers prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.




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25. Q.   How many votes do I have as a Voting Member?

    A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Each borrower who holds eligible borrowings is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 500 votes.

26. Q. If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the subscription offering?

    A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the subscription offering or the community offering.

27. Q. What happens if Landmark Community Bank does not get enough votes to approve the Plan of Conversion?

    A. Landmark Community Bank's Conversion would not take place and Landmark Community Bank would remain a mutual savings Bank.

28. Q. As a qualifying depositor or borrower of Landmark Community Bank, am I required to vote?

    A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29. Q.   What is a Proxy Card?

    A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. However, you may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so.

30. Q.   How does the conversion affect me?

    A. The conversion is intended, among other things, to assist Landmark Community Bank in maintaining and expanding its many services to Landmark Community Bank's customers and community. By purchasing stock, you will also have the opportunity to invest in Landmark Financial Corp., the proposed holding company for Landmark Community Bank. However, there is no obligation to purchase stock; the purchase of stock is strictly optional.




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31. Q.   How can I get further information concerning the stock offering?

    A. You may call the Stock Information Center, at ( ) ___________ for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.


This brochure is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. A Prospectus can be obtained at a Landmark Community Bank office or by calling the Stock Information Center. There shall be no solicitation of an offer or sale of stock in any jurisdiction in which any offer, solicitation of an offer or sale of stock would be unlawful.

    The common stock is not a deposit or account and is not federally insured or guaranteed.

                                 FOR YOUR CONVENIENCE

    In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call :

                                   (   ) __________



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                               (Final Reminder Letter)

                         (Landmark Community Bank Letterhead)

                                    ________, 1996



Name
Address
City, State, Zip

Dear ________________:

    Just a quick note to remind you that the deadline is quickly approaching for purchasing stock in Landmark Financial Corp., the proposed holding company for Landmark Community Bank. I hope you will join me in becoming a charter stockholder in what will be New York's newest publicly owned financial institution holding company.

    The deadline for subscribing for shares in the Subscription Offering is September __, 1997. If you have any questions, I hope you will call our Stock
Information Center at (    ) _______________.

    Once again, I look forward to having you join me as a stockholder of Landmark Financial Corp.

                                       Sincerely,



                                       Gordon E. Coleman
                                       President


    The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

    This is not an offer to sell or a solicitation of an offer to buy stock.
The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.



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                          Landmark Community Bank Letterhead



                                    ________, 1997

Dear Individual Retirement Account Participant:

    As you know, Landmark Community Bank is in the process of converting from a federally chartered mutual savings bank to a federally chartered stock savings bank and has formed Landmark Financial Corp. to hold all of the stock of Landmark Community Bank (the "Conversion"). Through the Conversion, certain current and former depositors and borrowers of Landmark Community Bank have the opportunity to purchase shares of common stock of Landmark Financial Corp. in a Subscription Offering. Landmark Financial Corp. currently is offering up to 132,000 shares of common stock, subject to adjustment, at a price of $10.00 per share.

    As the holder of an individual retirement account ("IRA") at Landmark Community Bank, you may use your IRA funds to subscribe for stock. If you desire to purchase shares of common stock of Landmark Financial Corp. through your IRA, Landmark Community Bank can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your IRA.

    If you are interested in receiving more information on self-directing your
IRA, please contact our Stock Information Center at (    ) __________.  Because
it takes several days to process the necessary IRA forms, a response must be received by September __, 1997 to accommodate your interest.

                                       Sincerely,



                                       Gordon E. Coleman
                                       President


    The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

    This is not an offer to sell or a solicitation of an offer to buy stock.
The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.


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                         (Landmark Community Bank Letterhead)

                                  ___________, 1997

Dear Valued Customer:

    Landmark Community Bank is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings bank, conditioned upon receipt of approval by Landmark Community Bank's members, among other things. This stock conversion is the most significant event in the history of Landmark Community Bank in that it allows customers, community members, directors and employees an opportunity to subscribe for stock in Landmark Financial Corp., the proposed holding company for Landmark Community Bank.

    We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Landmark Community Bank, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Landmark Community Bank. Let us also assure you that the stock Conversion will not result in any changes in the management, personnel or the Board of Directors of Landmark Community Bank.

    A special meeting of the members of Landmark Community Bank will be held on ___________ at _________, Eastern Time, at Landmark Community Bank's main office, 26 Church Street, Canajoharie, New York, to consider and vote upon Landmark Community Bank's Plan of Conversion. Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" Landmark Community Bank's Plan of Conversion. A vote in favor of the Plan of Conversion does not obligate you to purchase stock. If you do not plan to attend the special meeting, please sign and return your proxy card promptly; your vote is important to us.

    As one of our valued members, you have the opportunity to invest in Landmark Community Bank's future by purchasing stock in Landmark Financial Corp. during the Subscription Offering, without paying a sales commission.

    If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received by Landmark Community Bank not later than Noon, local time on ______________, 1997.

    We also have enclosed a Prospectus and Proxy Statement which fully describes the conversion and provides financial and other information about Landmark Financial Corp. and Landmark Community Bank. Please review these materials carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call
the Stock Information Center at (    ) _________.




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    We look forward to continuing to provide quality financial services to you in the future.

                                       Sincerely,


                                       Gordon E. Coleman
                                       President

Enclosures

    The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

    This is not an offer to sell or a solicitation of an offer to buy stock.
The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.



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                         (Landmark Community Bank Letterhead)

                                  ____________, 1997


Dear Interested Investor:

    Landmark Community Bank is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings bank, conditioned upon receipt of approval by Landmark Community Bank's members, among other things. This stock conversion is the most significant event in the history of Landmark Community Bank in that it allows customers, community members, directors and employees an opportunity to subscribe stock in Landmark Financial Corp., the proposed holding company for Landmark Community Bank.

    We want to assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Landmark Community Bank.

    Enclosed is a Prospectus which fully describes Landmark Community Bank, its management, board and financial condition. Please review it carefully before you make an investment decision. If you decide to invest, please return to Landmark Community Bank a properly completed stock order form together with full payment for shares at your earliest convenience. For your convenience we have established a Stock Information Center. If you have any questions, please call
the Stock Information Center at (    ) __________.

                                       Sincerely,


                                       Gordon E. Coleman
                                       President

Enclosures

    The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

    This is not an offer to sell or a solicitation of an offer to buy stock.
The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.



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                         (Landmark Community Bank Letterhead)


                                  ____________, 1997



Dear Friend:


    Landmark Community Bank is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings bank, conditioned upon receipt of approval by Landmark Community Bank's members, among other things. This stock conversion is the most significant event in the history of Landmark Community Bank in that it allows customers, community members, directors and employees an opportunity to subscribe stock in Landmark Financial Corp., the proposed holding company for Landmark Community Bank.

    We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Landmark Community Bank, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Landmark Community Bank. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Landmark Community Bank.

    Our records indicate that you were a depositor of Landmark Community Bank on December 31, 1995. Therefore, under applicable law, you are entitled to subscribe for Common Stock in Landmark Community Bank's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on ___________ and upon receipt of all required regulatory approvals.

    If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received at Landmark Community Bank not later than 12:00 Noon, Eastern Time on September ___, 1997.




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    Enclosed is a Prospectus which fully describes Landmark Community Bank, its management, board and financial condition. Please review it carefully before you invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at
(    ) __________.



                                       Sincerely,


                                       Gordon E. Coleman
                                       President

Enclosures


    The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

    This is not an offer to sell or a solicitation of an offer to buy stock.
The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.